Exhibit 99.1

661 East Davis Street
Post Office Box 703
Elba, Alabama 36323

PRESS RELEASE
FOR IMMEDIATE RELEASE
For Additional Information: Contact Brian McLeod - Chief Financial Officer @ (334) 897-2273.
The National Security Group, Inc. Releases Financial Results

ELBA, ALABAMA (August 13, 2018)…The National Security Group, Inc. (NASDAQ:NSEC) results for the three months and six months ended June 30, 2018 and 2017, based on accounting principles generally accepted in the United States of America, were reported today as follows:

Unaudited Consolidated Financial Summary	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Gross premiums written	$18,244,000	$18,538,000	$35,209,000	$35,707,000
Net premiums written	$16,481,000	$16,818,000	$32,261,000	$32,856,000

Net premiums earned	$15,260,000	$15,331,000	$30,319,000	$30,371,000
Net investment income	998,000	930,000	1,779,000	1,856,000
Net realized investment (losses) gains	(203,000)	77,000	(328,000)	237,000
Other income	148,000	145,000	309,000	297,000
Total Revenues	16,203,000	16,483,000	32,079,000	32,761,000
Policyholder benefits and settlement expenses	9,772,000	12,581,000	19,199,000	23,727,000
Amortization of deferred policy acquisition costs	787,000	819,000	1,590,000	1,764,000
Commissions	1,732,000	1,758,000	3,792,000	3,851,000
General and administrative expenses	2,668,000	2,215,000	4,671,000	4,012,000
Taxes, licenses and fees	349,000	517,000	998,000	1,206,000
Interest expense	309,000	326,000	611,000	649,000
Total Benefits, Losses and Expenses	15,617,000	18,216,000	30,861,000	35,209,000
Income (Loss) Before Income Taxes	586,000	(1,733,000)	1,218,000	(2,448,000)
Income tax expense (benefit)	129,000	(734,000)	290,000	(1,133,000)
Net Income (Loss)	$457,000	$(999,000)	$928,000	$(1,315,000)
Income (Loss) Per Common Share	$0.18	$(0.39)	$0.37	$(0.52)
Reconciliation of Net Income (Loss) to non-GAAP Measurement
Net income (loss)	$457,000	$(999,000)	$928,000	$(1,315,000)
Income tax expense (benefit)	129,000	(734,000)	290,000	(1,133,000)
Realized investment losses (gains), net	203,000	(77,000)	328,000	(237,000)
Pretax Income (Loss) From Operations	$789,000	$(1,810,000)	$1,546,000	$(2,685,000)

Management Commentary on Results of Operations

Summary:

For the three months ended June 30, 2018, the Company had net income of $457,000, $0.18 income per share, compared to a net loss of $999,000, $0.39 loss per share, for the three months ended June 30, 2017. The pretax income from operations in the second quarter of 2018 totaled $789,000 compared to pretax loss from operations of $1,810,000 in the second quarter of 2017. During the second quarter of 2018, claim activity related to catastrophe events was significantly less compared to the same period last year. For the three months ended June 30, 2018, the P&C segment had $1,714,000 in reported losses and loss adjustment expenses (LAE) from cat events (including development from first quarter 2018 cat events). In the second quarter of 2017, financial results were negatively impacted by an increased frequency of severe thunderstorm activity which generated widespread wind, hail and tornado damage to insured property across the southeastern United States. This increased frequency of severe thunderstorm activity led to $5,657,000 in reported losses and LAE from cat events (including development from first quarter 2017 cat events) during the second quarter of 2017.

For the six months ended June 30, 2018, the Company had net income of $928,000, $0.37 income per share, compared to a net loss of $1,315,000, $0.52 loss per share, for the six months ended June 30, 2017. The year to date pretax income from operations in 2018 totaled $1,546,000 compared to a pretax net loss from operations of $2,685,000 in 2017. The reduction in reported losses from catastrophe events in 2018 compared to 2017 was the primary reason for the improved results in the current year compared to the same period last year. Reported claims from cat events in 2018 totaled $2,472,000 compared to $9,178,000 in 2017; a reduction of 73.1%.

Three-month period ended June 30, 2018 compared to three-month period ended June 30, 2017

Premium Revenue:
For the three-month period ended June 30, 2018, net premiums earned were down $71,000 at $15,260,000 compared to $15,331,000 during the same period in 2017. The decrease in premium revenue was primarily attributable to a 2.1% decrease in net premiums earned in the life segment along with a marginal decrease in premium earned in the P&C segment.

Net Income (Loss):
For the quarter ended June 30, 2018, the Company had net income of $457,000, $0.18 income per share, compared to a net loss of $999,000, $0.39 loss per share, for the same period in 2017, an increase of $1,456,000. As discussed above, a decrease in frequency of severe thunderstorm related losses was the primary factor contributing to the increase in net income in the second quarter of the current year compared to the same period last year.

Pretax Income (Loss) from Operations:
For the three months ended June 30, 2018, our pretax income from operations was $789,000 compared to a pretax loss from operations of $1,810,000 for the three months ended June 30, 2017; an increase of $2,599,000. A decrease in severe thunderstorm activity during the second quarter of 2018 compared to the same period last year was the primary factor contributing to the improvement in pretax income from operations. During the second quarter of 2018, the P&C segment was impacted by eight cat events with reported losses and LAE totaling $1,188,000 compared to 13 cat events totaling $4,774,000 during the second quarter of 2017. The second quarter of 2017 was plagued with an unusually high frequency of severe thunderstorm activity due to much warmer temperatures in the early part of the year.

P&C Segment Combined Ratio:
The P&C segment ended the second quarter of 2018 with a GAAP basis combined ratio of 92.9%. Reported catastrophe losses totaled $1,714,000 for the quarter and added 12.4 percentage points to the combined ratio. In comparison, the P&C segment ended the second quarter of 2017 with a GAAP basis combined ratio of 113.3% with catastrophe losses increasing the combined ratio by 40.7 percentage points. Partially offsetting the reduction in catastrophe losses in the second quarter of 2018; fire losses were up $225,000 in 2018 compared to last year. Reported fire losses for the second quarter of 2018 totaled $3,610,000 and added 26.0 percentage points to the second quarter 2018 combined ratio. In comparison, second quarter 2017 reported fire losses totaled $3,385,000 and added 24.4 percentage points to the second quarter 2017 combined ratio.

Six-month period ended June 30, 2018 compared to six-month period ended June 30, 2017

Premium Revenue:
For the six-month period ended June 30, 2018, net premiums earned were down $52,000 at $30,319,000 compared to $30,371,000 for the same period in 2017. The decrease in net premium earned was due to a 1.8% decline in net premium earned in the life segment. A combination of company efforts to improve risk adjusted pricing in our P&C segment coupled with increased competition in many of our markets are contributing to the slow down in new business production.

Net Income (Loss):
For the six-month period ended June 30, 2018, the Company had net income of $928,000, $0.37 income per share, compared to a net loss of $1,315,000, $0.52 loss per share, for the same period in 2017, an increase of $2,243,000. Decreased frequency of catastrophe losses was the primary factor contributing to the increase in year to date net income. We have incurred catastrophe losses from 11 cat events in 2018 compared to losses from 21 cat events in 2017.

Pretax Income (Loss) from Operations:
For the six-month period ended June 30, 2018, pretax income from operations was $1,546,000 compared to a pretax loss from operations of $2,685,000 for the period ended June 30, 2017, an increase of $4,231,000. The primary reason for the increase in pretax income from operations in 2018 compared to 2017 was the significant reduction in reported catastrophe losses in the current year compared to the same period in the prior year. Losses and LAE reported from catastrophe events totaled $2,472,000 in 2018 compared to $9,178,000 for the same period last year. The single largest catastrophe event in 2018 was a severe thunderstorm, tornado and hail event in mid-March which generated $1,100,000 in insured losses from 207 reported claims. Claims reported in Alabama accounted for 87.1% of all reported losses from this cat event. In comparison, the single largest catastrophe event in 2017 was a January severe thunderstorm, tornado and hail event that totaled $2,125,000 from 367 claims. Claims reported in Georgia were the primary source of losses and accounted for 52.7% of all claims from this cat event.

P&C Segment Combined Ratio:
The P&C segment ended the first six months of 2018 with a combined ratio of 92.8% with reported catastrophe losses totaling $2,472,000 and added 9.0 percentage points to the combined ratio. In comparison, 2017 reported cat event losses added $9,178,000 to prior year policyholder benefits and settlement expenses. The P&C segment ended the first six months of 2017 with a combined ratio of 109.8% with catastrophe losses contributing 33.3 percentage points to the combined ratio. Partially offsetting the reduction in catastrophe losses in 2018 was a $1,435,000 increase in reported fire losses, in the current year, compared to the same period last year. Fire losses reported in 2018 totaled $8,341,000 and added 30.3 percentage points to the 2018 combined ratio. In comparison, 2017 reported file losses totaled $6,906,000 and added 25.1 percentage points to the 2017 combined ratio.

Management Commentary on Financial Position

Selected Balance Sheet Highlights	June 30, 2018	December 31, 2017
	(UNAUDITED)
Invested Assets	$114,946,000	$114,731,000
Cash	$4,543,000	$6,644,000
Total Assets	$146,299,000	$146,438,000
Policy Liabilities	$78,698,000	$76,674,000
Total Debt	$15,145,000	$15,639,000
Accumulated Other Comprehensive (Loss) Income	$(1,441,000)	$2,646,000
Shareholders' Equity	$46,397,000	$47,625,000
Book Value Per Share	$18.36	$18.88

Invested Assets:
Invested assets as of June 30, 2018 were $114,946,000 up $215,000, or 0.2%, compared to $114,731,000 as of December 31, 2017. The primary changes in invested assets were associated with changes in the bond portfolio. Positive cash flow from operations led to a $3.7 million increase in bond investment purchases during the first six months of 2018; however, this increase in new bond investments were partially offset by an increase in market interest rates which reduced the market value of our bond portfolio by $2.8 million.

Cash:
The Company, primarily through its insurance subsidiaries, had $4,543,000 in cash and cash equivalents at June 30, 2018, compared to $6,644,000 at December 31, 2017. The decrease in cash was primarily due to an increase in investments in fixed income securities and debt reduction.

Total Assets:
The Company had no material change in total assets as of June 30, 2018 compared to December 31, 2017. Total assets as of June 30, 2018 were $146,299,000 compared to $146,438,000 at December 31, 2017.

Policy Liabilities:
Policy liabilities were $78,698,000 at June 30, 2018 compared to $76,674,000 at December 31, 2017; an increase of $2,024,000 or 2.6%. The primary reason for the increase in policy liabilities in 2018 compared to 2017 was an increase in unearned premium. This increase in unearned premium is seasonal as we typically issue and renew a larger number of insurance contracts in the P&C segment during the first and second quarters of each year compared to the remainder of the year leading to a seasonal peak in unearned premium around mid-year.

Debt Outstanding:
Total debt at June 30, 2018 was $15,145,000 compared to $15,639,000 at December 31, 2017. The pay down of a bank credit line was the primary reason for the $494,000 or 3.2% decrease in total debt.

Shareholders' Equity:
Shareholders' equity as of June 30, 2018 was $46,397,000, down $1,228,000 compared to December 31, 2017 Shareholders' equity of $47,625,000. Book value per share was $18.36 at June 30, 2018, compared to $18.88 per share at December 31, 2017, a decrease of $0.52. The primary reason for the decrease in Shareholders' Equity was a decrease in market value of available for sale investment securities which declined $2.2 million. This decrease was primarily due to an increase in market interest rates which reduced the market value of our fixed income investments. Partially offsetting these factors was net income of $928,000.

The National Security Group, Inc. (NASDAQ Symbol: NSEC), through its property & casualty (P&C) and life insurance subsidiaries, offers property, casualty, life, accident and health insurance in ten states. The Company writes primarily personal lines property coverage including dwelling fire and windstorm, homeowners, and mobile homeowners lines of insurance. The Company also offers life, accident and health, supplemental hospital and cancer insurance products. The Company was founded in 1947 and is based in Elba, Alabama. Additional information about the Company, including additional details of recent financial results, can be found on our website: www.nationalsecuritygroup.com.